EXHIBIT 99.1

LHC Group Acquires Hospice Agency in Branson, Missouri

Company Also Announces Home Health Joint Venture With Preston Memorial Hospital

LAFAYETTE, La., Jan. 4, 2010 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), one of the largest providers of home health services in the United States, announced today that it has acquired 100% of the assets of Access Hospice Care located in Branson, Missouri.

The service area of this acquisition spans 13 counties in southwest Missouri. The primary service area has an estimated total population of 782,000, with almost 15% over the age of 65. Net revenue for the Branson, Missouri, hospice agency during the most recent 12 months was approximately $1.0 million. This acquisition, which was effective January 1, 2010, is not expected to add materially to LHC Group's earnings in 2010.

Keith G. Myers, President and Chief Executive Officer for LHC Group, said, "It is with great pleasure that I welcome the employees from Access Hospice Care into our growing LHC Group family. In 2008, we acquired the home health segment from Access, so this acquisition is a natural fit for LHC Group and allows us to increase our services to patients and families in southwest Missouri."

LHC Group also announced today that it has entered into a home health joint venture with Preston Memorial Hospital in Kingwood, West Virginia.

The primary service area of this joint venture spans five counties in West Virginia, a Certificate of Need (CON) state. The estimated population of the service area is 154,000, with almost 13% over the age of 65. Net revenue for the Kingwood, West Virginia, home health agency during the most recent 12 months was approximately $640,000. This acquisition, which was effective January 1, 2010, is not expected to add materially to LHC Group's earnings in 2010.

Preston Memorial Hospital is a state licensed, 25-bed critical access, acute care facility, located in Kingwood, West Virginia. Preston Memorial Hospital is a nonprofit community hospital that has been a leader in rural healthcare for over half a century.

In commenting on the joint venture, Melissa Lockwood, Chief Executive Officer of Preston Memorial Hospital, said, "Preston Memorial Hospital is excited about the opportunity to partner with LHC Group in fulfilling its mission of providing high quality healthcare services to patients in northern West Virginia. LHC Group has significant experience in providing home health services, and we are confident that this partnership will help to enhance the availability of home health services. We expect the transition to be seamless with no interruption of services to our patients."

Keith G. Myers, President and Chief Executive Officer for LHC Group, said, "We are proud to be partnering with an organization with such an outstanding reputation and tradition of excellence as Preston Memorial Hospital. We enter this new relationship knowing we have a strong partner that shares our commitment to quality care and efficiency. Together, our organizations will provide the residents of Kingwood, West Virginia, and the surrounding area with the highest quality of home health services."

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is one of the largest providers of home health services in the United States, providing quality, cost-effective healthcare services to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  LHC Group, Inc.
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com